EXHIBIT 99.1

NEWS RELEASE

DATE:              April 19, 2005

RELEASE DATE:      Immediate

SUMMIT FINANCIAL CORPORATION REPORTS
FIRST QUARTER NET INCOME UP 17%

GREENVILLE, SC -- Summit Financial Corporation (NASDAQ/Small Cap: SUMM) today reported net income of $1,159,000 for the first quarter of 2005, an increase of 17% from $987,000 for the first quarter of 2004. Net income per diluted share was $0.23 for the first three months of 2005, compared to $0.20 for the first three months of 2004. There were significant improvements in the profitability measurements for the first quarter of 2005 as compared to the prior year with return on assets increasing from 1.18% for 2004 to 1.44% for the current period and return on equity at 12.41% for the first quarter of 2005 compared to 12.00% for the prior year.

J. Randolph Potter, President and CEO, said, “We are pleased to report strong earnings for the first quarter of 2005. Our performance reflects the Company’s focus on managing interest rate risk and maintaining strong credit quality.”

The primary contributor to the increase in net income for the first quarter of 2005 was the 8% increase in net interest income, driven by a 50 basis point increase in net interest margin related primarily to the higher interest rate environment. Also contributing to the improvements in net income is the lower provision for loan losses resulting from the improvement in the overall quality of the loan portfolio and lower net originations in the first quarter of 2005 compared to 2004. Reductions in overhead expenses, primarily in merchant discount fees and consultant fees, were more than offset by lower other income related to reduced gain on sale of investment securities, and lower service charges and merchant discount income for the quarter ended March 31, 2005 as compared to the prior year.

At March 31, 2005, assets totaled $332.4 million, up from $320.9 million at December 31, 2004. Total deposits increased $15.1 million or 7% from December 31, 2004, primarily in the certificates of deposit categories. The increase in deposits funded loan growth of $5.3 million and maturities of FHLB advances totaling $4.7 million, and contributed to the increase in liquidity. Loans totaled $247.8 million as of the end of the first quarter of 2005, while advances from the FHLB were $45.4 million at March 31, 2005. Also contributing to the increase in liquidity was the reduction in investment securities of $4.1 million to total $55.7 million at March 31, 2005 as management positioned the balance sheet for rising interest rates.

    The Company reported low net charge-offs of loans totaling $41,000, or 0.07% of average loans for the first quarter of 2005, compared to net recoveries of previously charged-off loans for the prior year period of ($52,000) or (0.09%) of average loans. Loans past due in excess of 90 days at March 31, 2005 decreased to $102,000 or 0.04% of gross loans from $156,000 at December 31, 2004. Total nonperforming assets at March 31, 2005 declined to $708,000 or 0.29% of gross loans plus OREO, compared to $904,000 or 0.37% at December 31, 2004. The allowance for loan losses was 1.50% and 1.51% at March 31, 2005 and December 31, 2004, respectively.

The Company ended the first quarter of 2005 with total equity of $37.9 million, a 10% increase from the prior year, and total risk-based capital of 15.2%. Book value per share was up 8% from the comparable period of 2004, to end the first quarter of 2005 at $8.37.

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
($ in thousands, except share data) (unaudited)

				% Change
				1st Quarter
	3/31/2005	12/31/2004	3/31/2004	2005/2004
Balance Sheet (at period end)
Cash and due from banks	$9,112	$6,548	$8,290	10%
Interest-bearing bank balances	2,538	147	3,381	(25%)
Federal funds sold	4,792	218	6,235	(23%)
Investments available for sale	55,706	59,838	70,477	(21%)
Loans, net of unearned income	247,770	242,460	240,193	3%
Less: allowance for loan losses	(3,711)	(3,649)	(3,699)	0%
Net loans	244,059	238,811	236,494	3%
Premises and equipment, net	5,209	4,805	4,031	29%
Other assets	10,944	10,571	10,060	9%
	$332,360	$320,938	$338,968	(2%)

Noninterest-bearing deposits	$28,787	$36,897	$37,384	(23%)
Interest-bearing deposits	218,029	194,821	211,128	3%
Total deposits	246,816	231,718	248,512	(1%)
FHLB advances	45,401	50,134	53,634	(15%)
Other liabilities	2,269	1,821	2,539	(11%)
Total liabilities	294,486	283,673	304,685	(3%)
Shareholders' equity	37,874	37,265	34,283	10%
	$332,360	$320,938	$338,968	(2%)

Capital Ratios (at period end)
Total risk-based capital ratio	15.22%	15.27%	14.30%	6%
Tier 1 risk-based capital ratio	13.97%	14.02%	13.06%	7%
Leverage ratio	11.78%	11.39%	10.02%	18%

Selected Average Balances (year-to-date)
Total assets	$325,766	$326,519	$336,109	(3%)
Loans, net of unearned income	244,783	232,301	235,934	4%
Investment securities	57,210	68,467	79,248	(28%)
Total earning assets	308,280	310,053	320,040	(4%)
Interest-bearing liabilities	250,259	253,762	268,287	(7%)
Total deposits	237,084	238,848	246,571	(4%)
Shareholders' equity	37,884	34,651	33,111	14%

Share Data (at period end)
Book value per common share	$8.37	$8.25	$7.77	8%
Shares outstanding	4,525,855	4,515,553	4,413,686	3%

Stock performance (at period end)
Closing market price	$21.71	$21.35	$18.41	18%
Shares traded - year to date	267,364	246,198	50,170	433%
Price/book ratio	2.59	2.59	2.37	9%
Price/earnings ratio (diluted earnings per share)	23.6	23.7	23.0	3%
Market capitalization	$98,256	$96,407	$81,256	21%

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
($ in thousands, except per share data) (unaudited)

	For the Three Months Ended		%
	3/31/2005	3/31/2004	Change
Income Statement
Interest income	$4,817	$4,443	8%
Interest expense	1,308	1,179	11%
Net interest income	3,509	3,264	8%
Provision for loan losses	102	210	(51%)
Net interest income after provision for loan losses	3,407	3,054	12%
Noninterest income:
Service charges on deposit accounts	96	133	(28%)
Insurance sales commissions	145	139	4%
Gain on sale of securities	-	22	(100%)
Other income	210	326	(36%)
Total noninterest income	451	620	(27%)
Noninterest expenses:
Salaries, wages and benefits	1,400	1,361	3%
Occupancy	187	174	7%
Furniture, fixtures and equipment	152	158	(4%)
Other operating expenses	429	549	(22%)
Total noninterest expenses	2,168	2,242	(3%)
Income before income taxes	1,690	1,432	18%
Income tax expense	531	445	19%
Net income	$1,159	$987	17%

Net income per common share:
Basic	$0.26	$0.23	13%
Diluted	0.23	0.20	15%
Average common shares outstanding:
Basic	4,513,851	4,319,720	4%
Diluted	5,000,213	4,857,367	3%

Performance ratios
Return on average assets	1.44%	1.18%	22%
Return on average equity	12.41%	12.00%	3%
Net interest margin	4.76%	4.26%	12%
Net charge-offs (recoveries) to average loans	0.07%	(0.09%)	178%

Summit Financial Corporation, www.summit-bank.com, headquartered in Greenville, SC, is the parent holding company for Summit National Bank and Freedom Finance, Inc., a consumer finance company. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services. Freedom Finance specializes in making small dollar installment loans to individuals from 11 branch locations throughout South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890